UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 25, 2019

AXCELLA HEALTH INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38901	26-3321056
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

840 Memorial Drive Cambridge, MA	02139
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (857) 320-2200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	AXLA	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Laurent Chardonnet as Chief Financial Officer

On November 25, 2019, Axcella Health Inc. (the “Company”) announced that Laurent Chardonnet has been appointed to serve as the Company’s Senior Vice President and Chief Financial Officer, effective as of November 25, 2019 (the “Effective Date”). Mr. Chardonnet will act as the Company’s principal financial officer and principal accounting officer.

Mr. Chardonnet, age 55, brings to Axcella more than 20 years of biopharma finance experience. He joins the company following a 15-year tenure at Incyte Corporation during which he helped it grow from a $500 million development-stage organization into a $20 billion commercial biopharmaceutical company. While at Incyte, Mr. Chardonnet served as Vice President, Treasurer and Principal Accounting Officer from 2005 to 2015 as well as the Head of Finance and Administration for the company’s European division from 2015 to 2017. Most recently, as Incyte’s Vice President of Alliances from 2017 to 2019, he aligned the company’s alliances with its overall strategy. Prior to Incyte, Mr. Chardonnet served as Controller, Vice President of Finance and acting Chief Financial Officer of DrugAbuse Sciences, a privately held biotechnology company, and as a senior consultant at PricewaterhouseCoopers. He began his career working within the finance organizations at Guerbet Biomedical and Sanofi-Aventis. Mr. Chardonnet received his Master of Business Administration from Vanderbilt University and his initial business degree from the Institut Superieur de Gestion in Paris.

Employment Agreement with Mr. Chardonnet

In connection with his appointment as Chief Financial Officer, Mr. Chardonnet and the Company entered into an Employment Agreement, dated November 11, 2019 (the “Employment Agreement”).

Pursuant to the terms of his Employment Agreement, Mr. Chardonnet’s employment will be at will and may be terminated at any time by the Company or Mr. Chardonnet. Mr. Chardonnet will receive an annual base salary of $375,000 and is eligible to receive an annual target bonus of 40% of his annual base salary, based on achievement of certain individual and corporate milestones to be determined and approved by the Board. Mr. Chardonnet will also receive an option to purchase 72,500 shares of common stock on the Effective Date, with 25% of such shares vesting on the first anniversary of the Effective Date and the remaining shares vesting in 12 equal quarterly installments thereafter, subject to Mr. Chardonnet’s continued service. In accordance with the Employment Agreement, Mr. Chardonnet will also be eligible to receive options to purchase up to 50,000 shares of common stock upon the achievement of certain performance-based milestones.

The foregoing description of Mr. Chardonnet’s Employment Agreement is not complete and is qualified in its entirety by the copy thereof which is attached as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Exhibits

10.1	Employment Agreement, by and between the Company and Laurent Chardonnet, dated as of November 11, 2019.

99.1	Press Release issued by the Company on November 25, 2019, furnished hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Axcella Health Inc.

Date: November 25, 2019	By:	/s/ William Hinshaw
William Hinshaw
Chief Executive Officer and President